Exhibit 99.1

July 30, 1998

WESTERN RESOURCES REPORTS
STRONG SECOND-QUARTER EARNINGS

Western Resources (NYSE:WR) announced today second-quarter earnings that were 39 percent higher than second-quarter 1997.

Earnings per common share were $0.50 for 1998's second quarter, compared with $0.36 per share in the same quarter of 1997. Eliminating an $0.11 per share gain from the sale of an investment, earnings were $0.25 for second quarter 1997.

Increased earnings were attributable to strong results from the company's investments in monitored security and natural gas, as well as warmer than normal weather for the company's electric operations.

"Growth strategies we've put in place are working to enhance the value of the company," said David C. Wittig, president and chief executive officer of Western Resources. "We continue to focus on improving margins, growing our customer base, and restructuring our assets into separate business lines and investments."

Monitored security investments, through Western Resources' majority ownership of Protection One, contributed approximately $5 million of net income for the period compared to a loss of $6.6 million in the second quarter of 1997.

During the second quarter of 1998, Protection One experienced continued growth in its Dealer Program and substantial acquisition activity. The company completed four sizable acquisitions, adding more than 140,000 subscribers, and entered new markets in the United Kingdom and Canada.

Contributions from Western Resources' ONEOK natural gas investment accounted for about $0.06 per share of second-quarter earnings, compared with about a $0.01 per share loss for the same quarter of 1997. The company expects improved cash flow to Western Resources of about $50 million this year as a result of the ONEOK transaction.

Also during the second quarter, electric operations contributed approximately $0.41 to earnings per share as a result of warmer than normal weather. This compares with $0.32 per share contributed by electric operations in the second quarter of 1997.


Second Quarter Report
Western Resources, Inc.

Quarter Ended June 30,       12 Months Ended June 30,

1998            1997            1998            1997


1. Sales:

$463,301,000; $454,006,000; $1,917,300,000; $2,135,285,000

2. Net Income:

$34,819,000; $24,335,000; $494,012,000; $160,783,000

3. Earnings Applicable to Common Stock:

$33,022,000; $23,106,000; $488,526,000; $150,194,000

4. Average Common Shares Outstanding:

65,542,815; 65,045,268; 65,400,416; 64,631,972

5. Earnings per Average Common Share Outstanding:

$0.50; $0.36; $7.47; $2.32

6. EBITDA:

$178,236,000; $146,178,000; $1,333,003,000; $649,033,000

7. Net Utility Plant (after depreciation):

$3,740,789,000; $4,362,786,000


Earnings per share by Business Segment
Including an allocation of corporate interest expense to each business segment


             Quarter Ended June 30,  Year-to-Year
                1998    1997          Comparison

Electric:       $0.41   $0.32           $0.09

Security:       $0.00   $(0.10)         $0.10

Gas:            $0.06   $(0.01)         $0.07

Other:          $0.03   $0.15           $(0.12)

Totals:         $0.50   $0.36           $0.14

Western Resources (NYSE:WR) is a consumer services company with interests in monitored security and energy. The company has total assets of approximately $7 billion, including security company holdings through ownership of Protection One (NASDAQ: ALRM), which has more than 1 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 600,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers. Through its other subsidiaries, Westar Capital and The Wing Group, the company participates in energy-related investments in the continental United States and offshore.

For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.



Forward-Looking Statements: Certain matters discussed in this employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we
"believe," "anticipate," "expect" or words of similar meaning.
Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; regulatory and competitive markets; volatility in wholesale power markets, and other circumstances affecting anticipated operations, revenues and costs. See the company's Annual Report on Form 10-KA for further discussion of factors affecting the company's performance.